 Registration Statement No. 333-184193 Dated May 22, 2014; Rule 433

3 YEAR FIXED RATE NOTES DUE 2017 GLOBAL NOTES, SERIES A

Terms and Conditions Thursday, May 22, 2014

Final Terms of the Notes

Issuer : Deutsche Bank AG, London Branch
Markets Issuer Rating : A Negative (S&P), A2, ratings under review for downgrade (Moody's), A+ Negative (Fitch)  Form of Debt : Senior, unsecured
Global
Lead Manager : Deutsche Bank Securities Nominal Amount : USD 1,400,000,000
Trade Date : 22 May 2014 Issue Date : 30 May 2014 Maturity Date : 30 May 2017
Coupon : 1.35% Spread to Benchmark : 58bps Benchmark : UST 0.875% May 2017
Reoffer Price : 99.965% Reoffer Yield : 1.632%

Day Count Basis : 30/360, unadjusted modified following

Payment Dates : Semi-annual in arrears, payable 30 May and 30 November of each year, commencing 30 November 2014 Early Redemption : None Redemption : 100.00%
Business Days : New York and London Listing : None Denominations : USD 1,000
ISIN : US25152RWY51 CUSIP : 25152RWY5 Co-managers : ANZ Securities, Inc., BB&T
Capital Markets, a division of BB&T Securities, LLC, BNY
Mellon Capital Markets, LLC, The Huntington Investment Company, Jefferies LLC,
KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith
Incorporated, PNC Capital Markets LLC, RBC Capital Markets, LLC, Regions
Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, U.S.
Bancorp Investments, Inc.

Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank
AG, London Branch Documentation : SEC Registered

[] Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.